Exhibit No. 19

TRADING IN COMPANY SECURITIES BY EMPLOYEES, OFFICERS AND DIRECTORS

(Company Policy CP-70.D)

This is a Company Policy of Armstrong World Industries, Inc. (AWI)

It applies to you, in your capacity as an AWI employee, and to all employees, directors and officers of AWI and its subsidiaries worldwide.

1.
PURPOSE AND OBJECTIVES

We must observe laws that deal with trading in Armstrong securities. The law bars you from engaging in transactions in Armstrong securities if you possess material, non-public information. In some circumstances the law also holds supervisors responsible for improper trading by employees that could have been prevented. Unless otherwise authorized, you also may not reveal non-public information to outsiders.

This Policy also goes beyond what the law requires in order to protect public confidence in the integrity of the markets for Armstrong securities. For this reason, your purchases of Company securities should be made for the purpose of long-term investment. “In-and-out trading” and other speculative transactions involving Armstrong securities are prohibited.

2.
PEOPLE COVERED BY THIS POLICY

All Armstrong employees, officers, directors, consultants, agents and temporary workers (“Armstrong personnel”) are subject to this Policy. It applies at the Armstrong parent company and all divisions and worldwide subsidiaries. However, some more stringent requirements specified here apply only to directors, executive officers and “Designated Employees”.

You may not do indirectly something that you can’t do directly. This restriction means that this Policy, including the obligations and prohibitions contained herein, applies with equal force to your spouse or domestic partner, any immediate family, any family member living in your household, any person whose trading is influenced by you, any trust of which you or your spouse or domestic partner serves as trustee and any entity in which you or a member of your immediate family has a material ownership or shares investment control.

3.
DEFINITIONS OF TERMS USED HERE

“Armstrong” and the “Company” mean Armstrong World Industries, Inc. and all worldwide subsidiaries.

“Armstrong personnel” has the meaning specified in Section 2 above.

“Call” - An option that gives its purchaser the right to purchase stock:

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From the option seller,

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For a limited period of time (usually 30, 60 or 90 days), and
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Generally at the market or other strike price at the time the option is written.

The option purchaser is not obligated to exercise the option if market conditions are not in the purchaser’s favor.

“Covered Call” – If the seller of a call option owns the underlying stock at the time the option is written, the option is referred to as a “covered option.” If not, the option is referred to as a “naked option.”

“Designated Employees” means employees within the Legal, Finance or other departments or operations of the Company who are designated in writing by the General Counsel, the CFO, the Treasurer or the Controller. The intention is to designate those employees who from time to time may have access to confidential financial or operating information.

“Executive Officer” means an officer who is advised by the Legal Department that they are required to file reports of stock ownership and transactions with the SEC under Section 16 of the Securities Act of 1933, as amended.

“In-and-out trading” means a pattern of trading in the public market involving more than one purchase followed by a sale (need not be the same shares), or a sale followed by a purchase within a period of time that is inconsistent with a long-term investment purpose. For enforcement purposes under this Policy, that period is defined to be six months, and penalties can be applied if two or more sets of such sale-purchase and purchase-sale transactions occur; where (1) any one of the ends of these purchase-sale or sale-purchase transactions is within 6 months of any part of any other such transaction, and (2) the timing of each purchase and sale are controlled or directed by the owner. It excludes sales under so-called “Covered Call” contracts and to cover margin calls, where the timing is dictated by circumstances beyond the owner’s control. An isolated transaction involving a small number of shares (e.g., 50 or less) may be ignored. Transactions outside the public markets, including gifts, grants and vesting of restricted stock, the exercise of stock options from the Company, and the sale of stock to pay related withholding taxes are ignored for this purpose. Note that Directors and Executive Officers are subject to the more rigorous “short swing trading” prohibitions discussed in Section 10 of this Policy.

“Material non-public information” is information that is both “material” and “non-public”.

“Material” information is any information that a reasonable investor would likely consider important in a decision to buy, hold or sell stock. Any information which could affect the price of our stock can be considered “material.” Even if a final decision has not been reached, if you know something important is under consideration, you have material non-public information. Common examples of information that can be regarded as material are:

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projections, estimates or performance relative to operations, earnings or financial condition;
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joint venture, merger, acquisition or tender offer;
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contract (or contract termination) involving significant products, supplies or services;
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significant purchase or sale of assets, or the disposition of a subsidiary;
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changes in dividend policies, a stock split or the offering of additional securities;
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changes in the board of directors or management;

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significant discoveries, new products or marketing changes;
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significant write-offs or significant changes in reserves
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significant litigation or government investigation; and
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the gain or loss of a substantial customer or supplier.

We can’t supply a complete list of material information because one does not exist. Any information that could affect the trading price of Armstrong securities could be considered “material.”

“Non-public” information is any information that has not been disclosed generally to the public. Unless you know that information about the Company has been filed with the SEC or included in a press release, you must consider it to be non-public. It remains non-public until it is publicly disclosed by the Company through authorized channels. Treat all such information as confidential and proprietary. You may not disclose it to others, including relatives or business or social acquaintances. Similarly, information about another company you receive in the course of your work at Armstrong in circumstances indicating that it is not yet in public circulation must be considered non-public. (See Section 7 below.)

“Put” – An option that gives its purchaser the right to sell stock:

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To the option seller,
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For a limited period of time (usually 30, 60 or 90 days), and
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At the market price of such stock at the time the option is written or at an agreed-upon price known as the “Strike Price.”

The option purchaser is not obligated to exercise the option if market conditions are not in the purchaser’s favor.

“Securities” mean any stock, bonds, debentures, options, warrants, or other derivative or financial instrument issued by or based upon the performance of a company.

“Short Selling” is a technique in which an investor agrees to sell stock which he/she does not currently own to another person at a future time (usually 30, 60 or 90 days). The investor expects to purchase the stock at a lower price in the future prior to the time he/she has committed to sell it. The investor will profit only if the price of the stock declines.

4.
YOU MAY NOT TRADE WHILE YOU POSSESS MATERIAL NON-PUBLIC INFORMATION

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Never trade in Armstrong securities (including options or derivatives involving or based on Armstrong securities) while you possess material non-public information about the Company. Do not purchase or sell such securities directly or indirectly. You also may not disclose or “tip” such information to others who may trade (see Section 8 below).

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If you have material non-public information relating to the Company, you may not engage in any other action (through derivative contracts, through disclosure to or action through friends or family, or otherwise) to take personal advantage of that information, or to pass it on to others.

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If you believe that you have received information about AWI or another public company that is or may be material and non-public, you should take the following steps before trading in the securities of AWI or such other public company:

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Report the matter immediately to the General Counsel.
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Not communicate the information to any person inside or outside the Company other than to the General Counsel, until you have been advised that communication is appropriate.
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Not purchase or sell the securities until the General Counsel instructs you in writing that such trading is appropriate.

Remember, if a securities transaction becomes the subject of scrutiny, it will be viewed after-the-fact with the benefit of “20-20” hindsight. And it is difficult, if not impossible, to prove you did not have access to material non-public information that may turn up somewhere in the Company. As a result, before engaging in any transaction, you should carefully consider how the authorities and the public might view it.

5.
TRANSACTIONS IN CERTAIN COMPANY PLANS

a. Transactions Based on Inside Information are Prohibited

While you possess material non-public information, you may not acquire, dispose of, or change investment options for, Armstrong securities in Armstrong plans such as 401(k) and bonus or retirement plans.

b. Designated Employee Elections and Changes in Investment Options for Future Contributions are Exempt from Pre-Clearance and Blackouts

If you are a Designated Employee, your elections or changes of investment options for future contributions to your accounts in such plans are exempt from the blackouts and the pre-clearance process specified in Section 9 of this Policy. Changes in such accounts involving Designated Employees’ existing investments in Armstrong securities are subject to the blackouts and pre-clearance process specified in Section 9 of this Policy.

6.
TRADING IN OPTIONS AND OTHER DERIVATIVES FOR ARMSTRONG SECURITIES, MARGINING AND COVERED CALL WRITING ARE PROHIBITED OR RESTRICTED

a. You may not engage in speculative transactions involving Armstrong securities

This prohibition encompasses “short sales,” “puts,” and other trading that anticipates a decline in price. These instruments can involve “a bet against the Company,” raise issues about the insider knowledge of the person involved, or create a conflict of interest for you. We should not profit if the Company’s securities decline in value.

Our stock-based compensation plans provide incentives that link our personal gains to the success of Armstrong stock. Allowing our people to profit from a decline in the stock price severs that link.

In addition, “in-and-out trading”, trading in “calls” and other market options to buy Company securities can lead to questions about our motivation and insider knowledge, and undermine confidence in the markets for Armstrong securities.

Therefore, the following are prohibited:

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“in-and-out trading” of Armstrong securities,
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“short sales” of Armstrong securities
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purchases or sales of “puts” or “calls” involving Armstrong securities, and
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trading in all functionally equivalent transactions, and other “hybrid” species of securities based on Armstrong securities, such as “straddles,” “equity swaps,” “exchange funds,” and any other derivative security or contract linked to Company securities.

b. Borrowing on Margin, “Covered Call Writing” and Similar Transactions are Restricted and Discouraged

Directors and executive officers may not “margin” or otherwise borrow against their Armstrong securities, engage in “covered call writing” or participate in functionally equivalent transactions without getting prior written approval through the Legal Department. Approval will be granted only in exceptional circumstances.

For all other people, borrowing on margin, covered call writing and functionally equivalent transactions are discouraged because they can trigger your sale of Armstrong securities at a time outside of your control. Even if you enter into one of these arrangements at a time when you do not possess material non-public information, it can result in your sale of stock at a later time when you do possess such information. Even if you conduct such transactions properly, the timing can raise questions about the state of your knowledge. If you enter into such arrangements, you do not need any approval from the Company, but you should do so thoughtfully, and must avoid any appearance of impropriety.

c. Exceptions for Options and Restricted Stock Granted by the Company, Mutual Funds and Grandfathered Transactions

The only exceptions to the above prohibitions in this Section 6 are for:

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restricted stock and options granted by the Company,
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investments in diversified, widely-owned mutual funds that do not focus on Armstrong securities,
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binding transactions that were pre-existing as of September 30, 2004 (which may not be extended or expanded).

d. Prohibition on Trading in Indices Containing Armstrong Securities

The Securities Exchange Act prohibits trading in any put, call, straddle, option or privilege for any group or index of securities containing Armstrong stock when you possess material non-public information on the Company. This does not prohibit the mere purchase or sale of such indices. Only puts, calls, straddles, options, etc. on such indices are prohibited.

7.
YOU MAY NOT TRADE IN THE SECURITIES OF CERTAIN OTHER COMPANIES

You may not trade in the securities (including options or any other derivatives) of other companies (such as vendors, distributors, customers, acquisition targets and strategic partners) while you have material non-public information about that other company that you received through your job. You may not trade in securities of any other company which, to your knowledge, has a confidentiality agreement with Armstrong, while you are in possession of material non-public information about that company. You also may not disclose or “tip” such information to others who may trade.

For example (this list is not exhaustive):

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You may not profit from a situation where you learn about a planned Armstrong transaction with another company.
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If you learn of a transaction such as an acquisition or Armstrong investment in another company, you may not trade in its securities.
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If you are negotiating with a vendor over a major supply contract that could increase or decrease its stock price, you may not trade in its securities.
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Also, do not put yourself in a position where your personal investment or trading could compromise or conflict with your duties to Armstrong:
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If you have responsibility for or influence over Armstrong’s relationship with any other company in which you own securities, and the price of these securities could be affected by Armstrong’s decisions, you must disclose this situation to your manager. See Company Policy CP-20.B (“Conflicts of Interest”).
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You also must observe the requirements of Company Policy CP-20.B Section 2(c) (“Investments/Business Interests”) which limits your ownership of companies that do business with Armstrong.
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If you have responsibility for or influence over our relationship with a vendor or other third party, you must observe the requirements of Company Policy CP-20.B (“Conflicts of Interest”) , and you may not engage in in-and-out trading of securities of that company.

8.
AUTHORIZED CHANNELS FOR PUBLIC DISCLOSURE; REPORTING OF UNAUTHORIZED DISCLOSURES

You may not “tip” information to people who may trade in Company securities.

See Company Policy CP-70.C (“Disclosure Policy”). Only the Chief Executive Officer and the Chief Financial Officer may approve the disclosure of material non-public Company information. Unless the CEO or CFO designate another spokesperson in a particular case, only an Authorized Spokesperson (as defined in Company Policy CP-70.C (“Disclosure Policy”)) may release information that has been approved by the CEO or CFO for disclosure.

You must forward press, analyst, investor and other inquiries to either the Corporate Communications or the Investor Relations office. You may not share non-public Company information with people outside the Company unless it is a necessary part of your job. The people you disclose it to should have a business relationship with us that requires that information, and an agreement or other arrangement that requires them to keep it confidential and prevent trading based on the information.

If non-public information is inadvertently disclosed, no matter what the circumstances, the person who makes or discovers that disclosure should immediately report the facts to the Legal Department. We may need to make an immediate filing with the SEC.

9.
DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES MAY NOT TRADE DURING “BLACKOUT” PERIODS, AND MUST OBTAIN PRE-CLEARANCE FOR ALL TRANSACTIONS

All directors and executive officers, as well as Designated Employees, must:

(i) refrain from trading in Company securities during “blackout” periods that the Company establishes (for reference the blackout periods for the current fiscal year are available by request to the Legal Department), and

(ii) obtain written clearance through the Legal Department prior to any transaction involving Company securities and trade only within the time period authorized in such written pre-clearance.

Persons subject to these requirements will be notified, and will be informed of the relevant “blackout” periods and the pre-clearance procedure specified by the Legal Department. This pre-clearance process will help us make timely filings of required trading reports, prevent inadvertent violations and avoid the appearance of improper transactions. Pre-clearance will help avoid trades while the insider is unaware of a pending major development.

Under certain circumstances, the Company may permit directors, executive officers and Designated Employees to utilize a stock trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Entrance into any such plan, if permitted, and any modification or termination of any existing plan, shall be subject to Company pre-approval. The ability of a director, executive officer or Designated Employee to enter into, modify the terms of or terminate such a plan is subject to the same prohibitions on trading while in possession of material, non-public information outlined in this policy.

10.
DIRECTORS AND EXECUTIVE OFFICERS HAVE SECTION 16(b) FILING AND “SHORT-SWING” TRADING RESTRICTIONS

Directors and executive officers are subject to an additional limitation on their trading: Section 16 of the Securities Exchange Act. If you are subject to this law, the Legal Department will tell you. This law requires reporting of your stock transactions. It also requires the disgorgement of “short-swing” profits (resulting from a purchase followed by a sale, or a sale followed by a purchase, within a period of less than six months). Section 16 is complex, mechanical, and offers few mitigating factors. Therefore, it is imperative that Directors and executive officers obtain clearance from a member of the Legal Department prior to consummating any transaction in Armstrong stock. Practices specified by the Legal Department to promote compliance with Section 16 must be followed.

11.
LIABILITY OF SUPERVISORS

Company supervisors must take notice of and prevent avoidable insider trading abuses. When you share material non-public information with the Armstrong personnel who work under you, you should remind them of these rules. You could be personally liable if you disregard insider trading by your employees. Questions about this should be directed to the Legal Department, which can assist in training employees and addressing problem situations.

12.
GUIDANCE AND ENFORCEMENT

If you have any questions about specific transactions or compliance with this Policy, contact the Company’s Legal Department. However, ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with each individual.

Requests for exemption from the provisions of this Policy should be directed in writing to the Legal Department, which may, in consultation with the Disclosure Committee, give written approval for a requested transaction on a case-by-case basis.

Violations will be addressed as appropriate under the circumstances, but will be considered serious, and potentially could result in penalties up to and including termination, and loss of gains on stock options and restricted stock provided by the Company.

[END OF POLICY]

Policy Number: CP-70.D

Policy Title: Trading in Company Securities by Employees, Officers and Directors

Policy Owner: Austin K. So

Policy Last Reviewed: November 2, 2023